Exhibit 10.1

DIADEXUS, INC.

KEY EMPLOYEE SEVERANCE BENEFIT PLAN

1. Introduction. This diaDexus, Inc. Key Employee Severance Benefit Plan (the “Plan”) is established by diaDexus, Inc. (the “Company”) on October 30, 2013 (the “Effective Date”). The Plan provides for severance benefits to selected employees of the Company. This document constitutes the Summary Plan Description for the Plan.

2. Definitions. For purposes of the Plan, the following terms are defined as follows:

(a) “Base Salary” means the Participant’s base salary in effect immediately prior to date of the Qualifying Termination, ignoring any reduction in base salary that forms the basis for Constructive Termination.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means (i) the Participant’s willful failure to substantially perform the Participant’s duties for the Company (other than any such failure resulting from the Participant’s total and permanent disability); (ii) the Participant’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) the Participant’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Participant’s duties and responsibilities for the Company; (v) the Participant’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) the Participant’s material breach of any agreement with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after the Company has provided the Participant written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by the Participant). Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

(d) “Change in Control” means (i) the acquisition of the Company by another entity, or entities acting as a group, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in such entity or entities holding more than fifty percent (50%) of the outstanding voting power of the Company (other than a bona fide equity financing transaction or transfers between affiliated funds) or (ii) a sale or other disposition by the Company of all or substantially all of the assets of the Company, in either case, only if such transaction is also a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, as described in Treasury Regulation Section 1.409A-3(i)(5).

(e) “Change in Control Termination” means (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination, in either case that occurs immediately prior to, on or within twelve (12) months after a Change in Control.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Common Stock” means the common stock of the Company.

(h) “Constructive Termination” means the Participant’s resignation from all positions he or she then holds with the Company, resulting in a Separation from Service, because one of the following events or actions is undertaken without the Participant’s written consent: (i) a material diminution in the Participant’s authority, duties or responsibilities as in effect as of immediately prior to a Change in Control; (ii) a material reduction in the Participant’s annual base salary as in effect as of immediately prior to a Change in Control (other than a reduction that affects all senior executives of the Company to a similar degree), which the parties agree is a reduction of ten percent (10%) or more; (iii) a material adverse change in the geographic location of the principal offices at which the Participant must perform the Participant’s services as of immediately prior to a Change in Control (which shall in no event include a relocation of the Participant’s principal office of less than sixty (60) miles from South San Francisco, CA); or (iv) the successor entity or surviving corporation in the Change of Control refuses to materially assume and comply with the terms of this Agreement. An event or action will not give the Participant grounds for Constructive Termination unless (A) the Participant gives the Company written notice within sixty (60) days after the initial existence of the event or action that the Participant intends to resign in a Constructive Termination due to such event or action; (B) the event or action is not reasonably cured by the Company within thirty (30) days after the Company receives written notice from the Participant; and (C) the Participant’s Separation from Service occurs within thirty (30) days after the end of the cure period.

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j) “Involuntary Termination Without Cause” means a Participant’s involuntary termination of employment by the Company, resulting in a Separation from Service, for a reason other than death, disability or Cause.

(k) “Participant” means each individual who is employed by the Company and has received and returned a signed Participation Notice.

(l) “Participation Notice” means the latest notice delivered by the Company to a Participant informing such Participant that he or she is eligible to participate in the Plan, in substantially the form attached hereto as Exhibit A.

(m) “Plan Administrator” means the Board or any committee of the Board duly authorized to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board (the “Compensation Committee”). The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(n) “Qualifying Termination’’ means (i) an Involuntary Termination Without Cause that does not occur immediately prior to, on or within twelve (12) months after a Change in Control, or (ii) a Change in Control Termination.

(o) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

(p) “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

(q) “Severance Period” means the number of months of severance that the Participant is eligible to receive under this Plan, as set forth on the Participant’s Participation Notice.

3. Eligibility for Benefits.

(a) Eligibility; Exceptions to Benefits. Subject to the terms of the Plan, the Company will provide the benefits described in Section 4 to the affected Participant. A Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator, in its sole discretion:

(i) The Participant’s employment is terminated by either the Company or the Participant for any reason other than a Qualifying Termination.

(ii) The Participant has not entered into the Company’s standard form of Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”).

(iii) The Participant has failed to execute and allow to become effective the Release (as defined and described below) within sixty (60) days following the Participant’s Separation from Service.

(iv) The Participant has failed to return all Company Property. For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by the Participant during his or her period of employment with the Company and other Company materials and property that the Participant has in his or her possession or control, including, without limitation, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, without limitation, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, in whole or in part). As a condition to receiving benefits under the Plan, a Participant must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, a Participant is not required to return his or her personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

(b) Relation to Other Agreements and/or Plans. By accepting participation in this Plan, the Participant irrevocably waives his or her rights to any severance benefits (including vesting acceleration) to which the Participant may be entitled pursuant to any offer letter, employment agreement, severance agreement, equity award agreement or any other similar agreement with the Company, or any other Company benefit plan, that is in effect on the date he or she signs the Participation Notice, other than any acceleration of vesting benefits on a change in control transaction as provided under the Company’s equity incentive plans.

(c) Termination of Benefits. A Participant’s right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator:

(i) willfully breaches a material provision of the Proprietary Information Agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in the Participant’s employment agreement, offer letter or under applicable law;

(ii) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iii) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third party to terminate their existing business relationship with the Company or interferes in any other adverse manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee, or other third party.

4. Payments and Benefits. Except as may otherwise be provided in the Participant’s Participation Notice, in the event of a Qualifying Termination, the Company will provide the payments and benefits described in this Section 4, subject to the terms of the Plan.

(a) Cash Severance. The Company will make a lump sum payment of “Cash Severance” to the Participant in an amount equal to his or her Base Salary for the Participant’s Severance Period, in accordance with the chart below. The Cash Severance will be paid in a lump sum on the sixtieth (60) day after the date of the Participant’s Separation from Service.

Tier	Position Level	Severance Period
1	Chief Executive Officer	12 months
2	Senior Vice Presidents and above	6 months
3	Selected Vice Presidents (as designated by the Plan Administrator)	4 months

(b) Health Insurance Premiums. If the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay the full amount of the Participant’s COBRA premiums, or will provide coverage under the Company’s self-funded broad based health insurance plans, on behalf of the Participant, including coverage for the Participant’s eligible dependents, until the earliest of (i) the end of the number of months in the Participant’s Severance Period, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, or (iii) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Qualifying Termination through the earliest of (i) through (iii), the “COBRA Payment Period”). However, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums or credit under the self-funded plan, the Company will instead pay the Participant, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month (or, in the case of a self-funded plan, the monthly cost of such coverage), subject to tax withholdings and deductions. On the sixtieth (60) day following the Participant’s Separation from Service, the Company will make the first payment under this paragraph equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60) day, with the balance of the payments paid thereafter on the original schedule. In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under paragraph will cease. For purposes of this paragraph, any applicable insurance premiums that are paid by the Company will not include any amounts payable by the Participant under a Section 125 of the Code health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(c) Double Trigger Vesting. In the event of a Qualifying Termination that is a Change in Control Termination, each of the Participant’s then outstanding and unvested compensatory equity awards will fully vest, and, as applicable, become exercisable, effective as of immediately prior to the Qualifying Termination.

5. Additional Requirements.

(a) Release. To be eligible to receive any benefits under the Plan, a Participant must sign a general waiver and release, in substantially one of the forms attached hereto as Exhibit B, Exhibit C, or Exhibit D, as appropriate (the “Release”), and such Release must become effective in accordance with its terms, in each case within sixty (60) days following the Qualifying Termination (the “Release Date”). The Plan Administrator, in its sole discretion, may modify the form of the required Release to comply with applicable law, and any such Release may be incorporated into a termination agreement or other agreement with the Participant.

(b) Certain Reductions. The Plan Administrator will reduce a Participant’s benefits under the Plan by any other statutory severance obligations or severance obligations (including pay in lieu of notice) payable to the Participant by the Company (or any successor thereto) that are due in connection with the Participant’s Qualifying Termination and that are in the same form as the benefits provided under the Plan (e.g., salary replacement, health insurance coverage, equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment, and (iii) any required salary continuation, notice pay, statutory severance payment or other payments required by local law, as a result of the Qualifying Termination. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory and contractual obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan. Reductions will be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any accrued but unpaid salary, bonuses or employee welfare benefits to which a Participant is entitled for the period ending with the Participant’s Qualifying Termination.

(c) Mitigation. Except as otherwise specifically provided in the Plan, a Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(d) Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of his or her Qualifying Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.

(e) Parachute Payments. Except as otherwise expressly provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of stock award (i.e., earliest granted stock awards are cancelled last).

6. Tax Matters.

(a) Application of Section 409A. It is intended that all of the benefits provided under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1 (b)(4), 1.409A-1 (b)(5) and 1.409A-1 (b)(9), and the Plan will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the Plan (and any definitions in the Plan) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive any installment payments under the Plan will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under the Plan will at all times be considered a separate and distinct payment. If the Plan Administrator determines that any of the payments upon a Separation from Service provided under the Plan (or under any other arrangement with the Participant) constitutes “deferred compensation” under Section 409A and if the Participant is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), at the time of his or her Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one (1) day after the effective date of the Participant’s Separation from Service, or (ii) the date of the Participant’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to the Participant a lump sum amount equal to the sum of the payments upon Separation from Service that the Participant would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

(b) Withholding. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.

(c) Tax Advice. By becoming a Participant in the Plan, the Participant agrees to review with the Participant’s own tax advisors the federal, state, provincial, local and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for his or her own tax liability that may arise as a result of becoming a Participant in the Plan.

7. Reemployment. In the event of a Participant’s reemployment by the Company during the period of time in respect of which severance benefits have been provided, the Company, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

8. Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason,” Constructive Termination or any similar term under any plan of or agreement with the Company.

9. Right to Interpret Plan; Amendment or Termination.

(a) Exclusive Discretion. The Plan Administrator will have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, without limitation, the eligibility to participate in the Plan, the amount of benefits paid under the Plan and any adjustments that need to be made in accordance with the laws applicable to a Participant. The rules, interpretations, computations and other actions of the Plan Administrator will be binding and conclusive on all persons.

(b) Amendment or Termination. The Company reserves the right to amend or terminate the Plan, any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan or any Participation Notice will be in writing and executed by a duly authorized officer of the Company.

10. No Implied Employment Contract. The Plan will not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

11. Legal Construction. The Plan will be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

12. Claims, Inquiries and Appeals.

(a) Applications For Benefits And Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Section 14(e).

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d).

The notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

The notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review will be in writing and will be addressed to:

diaDexus, Inc.

Attn: Compensation Committee

349 Oyster Point Blvd.

South San Francisco, CA 94080

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits, in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion Of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a), (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c), and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 12, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

13. Basis of Payments to and from the Plan. All benefits under the Plan will be paid by the Company. The Plan will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.

14. Other Plan Information.

(a) Plan Sponsor. The Company is the “Plan Sponsor,” as that term is used in ERISA.

diaDexus, Inc.

349 Oyster Point Blvd.

South San Francisco, CA 94080

(b) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Plan Sponsor by the Internal Revenue Service is 94-3236309. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 525.

(c) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(d) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

diaDexus, Inc.

Attn: Chairman of the Compensation Committee

349 Oyster Point Blvd.

South San Francisco, CA 94080

Service of legal process may also be made upon the Plan Administrator.

(e) Plan Administrator. The Plan Administrator of the Plan is:

diaDexus, Inc.

Attn: Compensation Committee

349 Oyster Point Blvd.

South San Francisco, CA 94080

The Plan Sponsor’s and Plan Administrator’s telephone number is 650-246-6400. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

15. Statement of ERISA Rights.

Participants in the Plan (which is a welfare benefit plan sponsored by diaDexus, Inc.) are entitled to certain rights and protections under ERISA. If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 15 and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(c) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

16. General Provisions.

(a) Plan Document Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

(b) Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s Chairman of the Compensation Committee), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 14(a), in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(c) Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(d) Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(e) Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(f) Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.

Exhibit A

DIADEXUS, INC.

Key Employee Severance Benefit Plan

Participation Notice

To:

Date:

diaDexus, Inc. (the “Company”) has adopted the diaDexus, Inc. Key Employee Severance Benefit Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together constitute the Summary Plan Description for the Plan.

You are a Tier [        ] Participant and so your Severance Period for a Qualifying Termination is [        ] months.

You understand that by accepting your status as a Participant in the Plan, any of your stock options that have been considered to be “incentive stock options” prior to the date hereof, if applicable, may cease to qualify as “incentive stock options” as a result of the vesting acceleration benefit provided in the Plan. By accepting participation, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.

Please return to the Company’s Chief Executive Officer a copy of this Participation Notice signed by you. Please retain a copy of this Participation Notice, along with the Plan document, for your records.

(Signature)

(Date)

Exhibit B

Release Agreement

[Employees Age 40 or Over; Individual Termination]

I understand and agree completely to the terms set forth in the diaDexus, Inc. Key Employee Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my Proprietary Information Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”) and the federal Employee Retirement Income Security Act of 1974 (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, I understand that nothing in this Release prevents me from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or the U.S. Department of Labor, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after I sign this Release.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

PARTICIPANT:

(Signature)

By:
Date:

Exhibit C

Release Agreement

[Employees Age 40 or Over; Group Termination]

I understand and agree completely to the terms set forth in the diaDexus, Inc. Key Employee Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my Proprietary Information Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”) or the federal Employee Retirement Income Security Act of 1974 (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, I understand that nothing in this Release prevents me from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, or the U.S. Department of Labor, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an office of the Company; (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after I sign this Release; and (f) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me.

PARTICIPANT:

(Signature)

By:
Date:

Exhibit D

Release Agreement

[Employees Under Age 40]

I understand and agree completely to the terms set forth in the diaDexus, Inc. Key Employee Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my Proprietary Information Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended) or the federal Employee Retirement Income Security Act of 1974 (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, I understand that nothing in this Release prevents me from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, or the U.S. Department of Labor, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Release.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

PARTICIPANT:

(Signature)

By:
Date: